Onestop Assurance PAC
Co. Registration No.: 201823302D
10 Anson Road #21-14
International Plaza
Singapore, 079903
Email: audit@onestop-audit.com
Website: www.onestop-audit.com

January 26, 2026

United States Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re: Chaince Digital Holdings Inc.
File No. 001-36896

Commissioners:

We have read the statements under Item 4.01 of the Current Report on Form 8-K of Chaince Digital Holdings Inc. to be filed with the Securities and Exchange Commission on or about January 26, 2026. We agree with all statements pertaining to us. We have no basis on which to agree or disagree with the other statements contained therein.

/s/ OneStop Assurance PAC

Singapore